Exhibit 99.1

Clipper Realty Inc. Announces Completion of Long-Term Financings on Flatbush Gardens and Tribeca House Properties

NEW YORK, February 21, 2018 /Business Wire/ -- Clipper Realty Inc. (NYSE: CLPR) (the “Company”), an owner and operator of multifamily residential and commercial properties in the New York metropolitan area, today announced that it has completed refinancings of existing debt on its Flatbush Gardens and Tribeca House properties that lower the interest rates on both loans, fix almost all of the Company’s variable rate debt, reduce annual debt service and provide additional liquidity.

Larry Kreider, Chief Financial Officer, said, “These refinancings are an important step to lowering our overall cost of capital, while extending the maturities of the instruments. With these transactions, annual debt service is initially reduced by approximately $6.6 million, consisting of a $3.5 million reduction in annual interest expense and a $3.1 million reduction in annual principal amortization. The vast majority of our total outstanding debt is now currently fixed at attractive, low interest rates. In addition, the remaining net proceeds from the transactions enhance our liquidity and ability to deliver on our value-add strategy.”

The Company refinanced Flatbush Gardens with a ten-year $246 million initial fixed rate secured first mortgage loan with New York Community Bank, the property’s current lender, which matures February 2028, bears interest at a fixed rate of 3.5% per annum for the first five years and is interest-only for 30 months.

The Company refinanced Tribeca House with a ten-year $360 million fixed rate secured loan which matures February 2028, bears interest at a fixed rate of 4.506% per annum and is interest-only for the entire term.

With the proceeds, the Company repaid (i) both of the Tribeca House loans totaling $410 million due November 2018, which bore interest at a blended Libor + 3.75% annual rate, and (ii) both of the Flatbush Gardens mortgage loans totaling approximately $168 million due October 2024, which bore interest at a fixed 3.875% annual rate. Net remaining proceeds of $21.5 million increased the Company’s cash position.

“The completion of these two debt refinancings improves our capital structure, mitigates interest rate risk at our Tribeca House property, reduces annual debt service requirements, and provides greater flexibility and liquidity for Clipper Realty to execute our strategic plan,” commented David Bistricer, co-Chairman of the Board and Chief Executive Officer. “These transactions demonstrate the confidence that our lenders continue to have in our business and our outlook moving forward.”

About Clipper Realty

Clipper Realty Inc. (NYSE: CLPR) is a self-administered and self-managed real estate company that acquires, owns, manages, operates and repositions multifamily residential and commercial properties in the New York metropolitan area, with a portfolio in Manhattan and Brooklyn. For more information on Clipper Realty Inc., please visit www.clipperrealty.com.

Forward-Looking Statements

Various statements contained in this press release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include estimates concerning strategic plans and the amount of capital projects. Our forward-looking statements are generally accompanied by words such as "estimate," "project," "predict," "believe," "expect," "intend," "anticipate," "potential," "plan" or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this press release speak only as of the date of this press release.

We disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control and which may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. For a discussion of these and other important factors that could affect our actual results, please refer to our filings with the Securities and Exchange Commission, including the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2016.

Contacts

Investors:

Clipper Realty Inc.

Lawrence Kreider, CFO

718-438-2804 x2231

M: 917-370-2046

F: 718-438-3848

www.ClipperRealty.com